Exhibit 99.1

                 BLUEGATE REPORTS 2005 RESULTS: REVENUES UP 125%


HOUSTON, TX, USA - April 3, 2006 - Bluegate Corp. (OTCBB: BGAT) the nation's premier provider of outsourced healthcare IT solutions, professional technology consulting services and Medical Grade Networks(TM), today announced record financial results for the year ended December 31, 2005, with annual sales increasing 125%.

FINANCIAL HIGHLIGHTS AND OPERATIONAL MILESTONES FROM 2005:

     -    Revenues more than doubled for the second consecutive year

     -    Record fourth quarter 2005 revenue of $777,000, an increase of 107%

     -    Increased gross margin from 46% to 55%

     - Increased the number of physicians on Bluegate's Medical Grade Network by 80%

     - Entered Strategic partnership with Memorial Hermann Health Network Providers for network and managed security services

     - Acquired the business of Trilliant Corporation, an IT professional service consultant to hospitals and other large institutions, providing Bluegate with deeper IT consulting engineering expertise and greater client access

     -    Acquired TEKMedia Communications Inc., an IT services firm

     - Strategic expansion of sales and management team in preparation for expanded penetration in the greater Houston market and growth into new geographic markets

     - Expanded customer base to include imaging facilities and medical office buildings

FINANCIAL OVERVIEW
Bluegate recognized revenues of $2,493,000 in 2005, an increase of $1,384,000, or 125%, compared to revenues of $1,109,000 in 2004. The increase was attributable to increasing the number of physicians on Bluegate's network from 622 to 1,119 and acquiring the assets and customers of Trilliant Corp. and TEKMedia during the year.

Gross margin for 2005 was $1,383,000, or 55%, versus $512,000, or 46%, for 2004.
The gross margin improved 9% as a result of economies of scale in its managed services and IT consulting services to new and existing customers.

Selling, general and administrative (SG&A) expenses were $4,545,000 in 2005, compared to $1,342,000 in 2004. The increase in SG&A of $3,203,000 is principally attributable to $1,861,000 in compensation expense for common stock and options issued to consultants and employees for services rendered, $643,000 in professional fees for sales, financial, legal and auditing services and $408,000 in payroll and related expenses of added sales, marketing and administrative staff to support our ongoing strategy. The investment in SG&A was necessary to build the sales and service infrastructure of the Company, expand and refine Bluegate's financial operations, and increase the capital base and operational capacity to enable the company's accelerated growth for 2006 and beyond. Management believes that much of the SG&A expenditures were one-time in nature to support the Company's focus during 2005 on increasing its operational capability and capital base. Hence, management believes that recurring SG&A will increase at a substantially declining percentage rate as the company grows, thereby growing margins through the economies of scale inherent in its business model.

Interest expense for 2005 was $381,000, an increase of $335,000 from $46,000 in 2004. The increase was due to the amortization of the discount attributable to convertible notes payable issued in September 2005.

Net loss in 2005 was $4,165,000 compared to net loss of $640,000 for 2004. Basic and diluted loss per share for 2005 was $0.90, compared to a loss of $0.30 for 2004. The 2005 loss includes a non-cash charge of $893,000 related to the conversion of notes payable to common stock.

During the third quarter of 2005, Bluegate acquired the business of Trilliant Corporation, an IT professional service consultant to hospitals and other large institutions. Strategically, Trilliant provides Bluegate with increased engineering capability and broader access to healthcare providers throughout the U.S. The 2005 pro forma combined revenues of

Bluegate and Trilliant would have been $3,199,000 had the acquisition occurred on January 1, 2005.

GUIDANCE AND OUTLOOK
"We accomplished numerous milestones in 2005 and believe that the major factors contributing to our growth will continue to fuel it for years to come," said Bill Koehler, president of Bluegate. "Our first-of-its-kind HIPAA-compliant medical grade IT network and outsourced hospital and medical practice IT services fill a growing need in accelerating the conversion and integration of hospitals and medical practices to electronic medical record use, as well as online data sharing and collaboration for the ultimate goal of improving patient care and reducing costs."

Bluegate's offering singularly solves a particularly vexing piece of the government-mandated Health Insurance Portability & Accountability Act (HIPAA) requirement for secure data communication between healthcare entities and the "last mile" challenges of the proposed National Health Information Network
(NHIN) that has captured bi-partisan and industry support: connecting independent physician practices to the broader secured network.

Manfred Sternberg, Bluegate CEO, stated, "We believe Bluegate's scaleable business model, as illustrated by the medical grade network we have built in Houston, can be expanded to become the base of the national 'grid' that all vested parties in the HIPAA initiative turn to for securely connecting physicians with hospitals, other providers and insurance companies."

Sternberg continued, "In 2005, we added management and sales depth to support our ongoing strategy to grow the number of health care facilities and physician practices served and increase revenue per physicians in our existing markets, while scaling our business model to expand our Texas penetration and address national opportunities. While our loss increased during 2005, the investments were needed to build the platform for Bluegate's future growth. The recent additions of capital, combined with the experienced management and senior technology human resources gained through the acquisition of Trilliant, will enable us to respond to the pipeline demand in other geographical markets where we are in the late stages of expansion discussions for new electronic networks.

Sternberg concluded, "Our investments and strong revenues during 2005 position us to have another year of record sales that should enable breakeven cash flow in mid 2006."

Bluegate's 10-K filing for 2005 can be accessed in its entirety at www.sec.gov.

ABOUT BLUEGATE
Bluegate Corp. is an industry leader of outsourced healthcare IT solutions, Medical Grade Networks(TM) and remote management services. It provides IT consulting through its professional services division and HIPAA-compliant, turnkey managed security services and interoperability solutions across its Medical Grade Networks(TM) to hospitals, physicians, other healthcare facilities, RHIOs, HCOs and third-party solution providers. Bluegate is publicly traded on the over the counter bulletin board under the ticker symbol BGAT. For information, visit www.bluegate.com or call 713-686-1100.

Safe Harbor
This press release may contain "forward-looking statements." All statements, other than statements of fact, included in this release and without limitation statements regarding potential future plans and objectives of the Company, are forward-looking statements that involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such statements will prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements.

For Bluegate
Media: Julie Shepherd, Accentuate PR, 815 479 1833, Julie@accentuatepr.com
                                                    ----------------------
Investors: Mike McDonald, Bluegate 713-686-1100 X241, mmcdonald@bluegate.com